Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record Second Quarter 2011 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 13, 2011--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income available to common stockholders for the quarter ended June 30, 2011 was a record $50.2 million, a 361% increase from $10.9 million for the second quarter of 2010. Diluted earnings per common share for the second quarter of 2011 were $2.91, a 355% increase from $0.64 for the second quarter of 2010.

The Company’s results for the quarter just ended included the effects of the Company’s sixth and seventh Federal Deposit Insurance Corporation (“FDIC”) assisted acquisitions which closed on April 29, 2011. These two acquisitions resulted in recognition of gains which, net of acquisition and conversion costs, contributed approximately $36.4 million after taxes to second quarter 2011 net income, or $2.11 to diluted earnings per common share. The Company had no FDIC-assisted acquisitions during the second quarter of 2010.

For the six months ended June 30, 2011, net income totaled $64.8 million, a 142% increase from net income of $26.8 million for the first six months of 2010. Diluted earnings per common share for the first six months of 2011 were $3.77, a 139% increase from $1.58 for the first six months of 2010.

The Company’s results for the first six months of 2011 included gains recognized on a total of three FDIC-assisted acquisitions, the two in the quarter just ended and one in this year’s first quarter. After taxes, gains on these three acquisitions, net of acquisition and conversion costs, contributed approximately $37.3 million to net income for the first six months of 2011, or $2.17 to diluted earnings per common share. For the first six months of 2010, the Company’s results included a gain recognized on one FDIC-assisted acquisition, which, net of acquisition and conversion costs, contributed approximately $5.9 million after taxes to net income, or $0.35 to diluted earnings per common share.

The Company’s annualized returns on average assets and average common stockholders’ equity for the second quarter of 2011 were 5.24% and 55.88%, respectively, compared to 1.48% and 15.19%, respectively, for the second quarter of 2010. Annualized returns on average assets and average common stockholders’ equity for the six months ended June 30, 2011 were 3.63% and 38.05%, respectively, compared to 1.89% and 19.31%, respectively, for the six months ended June 30, 2010.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report our record second quarter results. Highlights of the quarter included two more strategic and profitable acquisitions, record net interest income, our best quarterly net interest margin as a public company, record service charge income, favorable asset quality and significant growth in our capital accounts.”

Excluding loans covered by FDIC loss share agreements (“covered loans”), loans and leases were $1.80 billion at June 30, 2011, a 5.2% decrease from $1.90 billion at June 30, 2010. Including covered loans, total loans and leases were $2.71 billion at June 30, 2011, a 33.7% increase from $2.03 billion at June 30, 2010.

Deposits were $3.17 billion at June 30, 2011, a 46.9% increase from $2.16 billion at June 30, 2010.

Total assets were $4.03 billion at June 30, 2011, a 39.9% increase from $2.88 billion at June 30, 2010.

Common stockholders’ equity was $386 million at June 30, 2011, a 31.9% increase from $292 million at June 30, 2010. Book value per common share was $22.53 at June 30, 2011, a 30.6% increase from $17.25 at June 30, 2010. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common stockholders’ equity to total assets was 9.58% as of June 30, 2011, a 58 basis point decrease from 10.16% as of June 30, 2010. Its ratio of tangible common stockholders’ equity to tangible total assets was 9.28% as of June 30, 2011, a 66 basis point decrease from 9.94% as of June 30, 2010. The decreases in the Company’s common stockholders’ equity to total assets ratio and tangible common stockholders’ equity to tangible total assets ratio were due primarily to the substantial volume of assets acquired in the Company’s two FDIC-assisted acquisitions during the second quarter of 2011.

Mr. Gleason stated, “In recent years our strong earnings have resulted in accumulation of significant capital. We believe we will have numerous opportunities over the next several years, including opportunities for additional FDIC-assisted acquisitions, to profitably deploy this accumulated capital.”

NET INTEREST INCOME

Net interest income for the second quarter of 2011 was a record $42.5 million, a 42.9% increase from $29.7 million for the second quarter of 2010. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.80% in the second quarter of 2011, a 70 basis point increase from 5.10% in the second quarter of 2010. Average earning assets were $3.09 billion for the second quarter of 2011, a 21.7% increase from $2.54 billion in the second quarter of 2010. The increase in average earning assets in the second quarter of 2011 compared to the second quarter of 2010 was primarily due to a $664 million dollar increase in the average balance of covered loans, partially offset by a $74 million decrease in the average balance of non-covered loans and leases and a $39 million decrease in the average balance of investment securities.

Net interest income for the six months ended June 30, 2011 was $78.6 million, a 38.0% increase from $56.9 million for the six months ended June 30, 2010. The Company’s net interest margin (FTE) for the first six months of 2011 was 5.71%, a 66 basis point increase from 5.05% in the first six months of 2010. Average earning assets were $2.93 billion for the first six months of 2011, an 18.1% increase from $2.48 billion in the first six months of 2010.

NON-INTEREST INCOME

Non-interest income for the second quarter of 2011 was $75.1 million, a 722% increase from $9.1 million for the second quarter of 2010. These results included pre-tax bargain purchase gains on FDIC-assisted acquisitions of $62.8 million in the second quarter of 2011 compared to none in the second quarter of 2010.

Non-interest income for the six months ended June 30, 2011 was $88.0 million, a 232% increase from $26.5 million for the six months ended June 30, 2010. These results included pre-tax bargain purchase gains of $65.7 million on three FDIC-assisted acquisitions in the first six months of 2011 compared to $10.0 million on one FDIC-assisted acquisition in the first six months of 2010.

Service charges on deposit accounts were a record $4.59 million in the second quarter of 2011, a 16.6% increase from $3.93 million in the second quarter of 2010. Service charges on deposit accounts were $8.42 million for the first six months of 2011, an 18.1% increase from $7.14 million for the first six months of 2010.

Mortgage lending income was $0.63 million in the second quarter of 2011, a 22.2% decrease from $0.81 million in the second quarter of 2010. Mortgage lending income was $1.31 million in the first six months of 2011, a 2.0% decrease from $1.34 million in the first six months of 2010.

Trust income was $0.80 million in the second quarter of 2011, a 1.1% increase from $0.79 million in the second quarter of 2010. Trust income was $1.59 million in the first six months of 2011, a 7.6% decrease from $1.72 million in the first six months of 2010.

Income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $2.92 million in the second quarter of 2011 compared to $0.27 million in the second quarter of 2010. For the first six months of 2011, income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $4.92 million compared to $0.27 million in the first six months of 2010.

Other loss share income was $0.98 million in the second quarter of 2011 compared to none in the second quarter of 2010. Other loss share income was $1.96 million in the first six months of 2011 compared to none in the first six months of 2010.

Net gains on investment securities were $0.20 million in the second quarter of 2011 compared to $2.05 million in the second quarter of 2010. For the first six months of 2011, net gains on investment securities were $0.35 million compared to $3.75 million in the first six months of 2010.

Net gains on sales of other assets were $0.71 million in the second quarter of 2011 compared to $38,000 in the second quarter of 2010. Net gains on sales of other assets were $1.11 million in the first six months of 2011 compared to net losses of $35,000 in the first six months of 2010.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2011 was $35.2 million, a 66.7% increase from $21.1 million for the second quarter of 2010. These results included acquisition and conversion costs of $2.92 million in the second quarter of 2011 and $0.53 million in the second quarter of 2010. Non-interest expense for the second quarter of 2011 included $4.82 million of write downs of other real estate owned compared to $2.81 million in the second quarter of 2010. During the quarter just ended, the Company recorded a $1.25 million impairment charge related to its only equity investment in a real estate development project, reducing the carrying value of such investment to $1.29 million. There was no impairment charge related to this investment during 2010.

The Company’s efficiency ratio for the quarter ended June 30, 2011 was 29.4% compared to 51.0% for the second quarter of 2010.

Non-interest expense for the first six months of 2011 was $61.4 million, a 59.1% increase from $38.6 million for the first six months of 2010. These results included acquisition and conversion costs of $4.28 million in the first six months of 2011 and $0.83 million in the first six months of 2010. Non-interest expense for the first six months of 2011 included $7.44 million of write downs of other real estate owned compared to $4.39 million in the first six months of 2010.

The Company’s efficiency ratio for the first six months of 2011 was 35.9% compared to 43.5% for the first six months of 2010.

Other increases in non-interest expense in the second quarter and first six months of 2011 compared to the second quarter and first six months of 2010 include expenses attributable to the Company’s addition of offices and personnel, primarily through the FDIC-assisted acquisitions, extensive training activities associated with the Company’s acquired offices, increased loan collection, repossessions and other real estate owned expenses associated with the Company’s acquired portfolios and ongoing due diligence related to the Company’s FDIC-assisted acquisition efforts. The Company had 113 offices and 1,104 full-time equivalent employees at June 30, 2011 compared to 78 offices and 764 full-time equivalent employees at June 30, 2010.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans and foreclosed real estate covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports as “covered” assets (i.e., covered by FDIC loss share agreements) with a carrying value equal to the net present value of expected future proceeds. At June 30, 2011, the carrying value of loans covered by loss share was $909 million, foreclosed real estate covered by loss share was $78 million and the FDIC loss share receivable was $352 million. At June 30, 2010, the carrying value of loans covered by loss share was $125 million, foreclosed real estate covered by loss share was $9 million and the FDIC loss share receivable was $44 million. These carrying values at June 30, 2010 have been adjusted to reflect the Company’s final valuations for assets acquired and liabilities assumed from its first quarter 2010 FDIC-assisted acquisition. As a result of the FDIC loss share indemnification related to these assets and the net present value method of valuing these assets, such assets are excluded from the computations of the following asset quality ratios, except for their inclusion in total assets.

Nonperforming loans and leases as a percent of total loans and leases were 1.09% as of June 30, 2011, a 22 basis point increase from 0.87% as of June 30, 2010.

Nonperforming assets as a percent of total assets were 1.39% as of June 30, 2011, a 73 basis point decrease from 2.12% as of June 30, 2010.

The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 2.47% as of June 30, 2011, a 67 basis point increase from 1.80% as of June 30, 2010.

At June 30, 2011, the Company had two related loans totaling $3.79 million which had matured and had become 90 days past due while extension negotiations were ongoing. Subsequent to quarter end, the borrower paid all accrued interest, made a principal reduction, established a reserve for future interest and taxes, and extended the loans. Accordingly, the loans became fully current and have returned to accrual status. At June 30, 2011, these two loans accounted for 21 basis points of the Company’s 109 basis points of nonperforming loans and leases, nine basis points of the Company’s 139 basis points of nonperforming assets, and 22 basis points of the Company’s 247 basis points of past due loans and leases.

The Company’s annualized net charge-off ratio for the second quarter of 2011 was 0.85%, a 21 basis point increase from 0.64% for the second quarter of 2010. For the second quarter of 2011, the Company’s net charge-offs were $3.85 million, an increase from $3.00 million in the second quarter of 2010.

The Company’s annualized net charge-off ratio for the first six months of 2011 was 0.79%, a four basis point increase from 0.75% for the first six months of 2010. For the first six months of 2011, the Company’s net charge-offs increased to $7.11 million from $7.04 million for the first six months of 2010.

For the second quarter of 2011, the Company’s provision for loan and lease losses increased to $3.75 million compared to $3.40 million in the second quarter of 2010. For the first six months of 2010, the Company’s provision for loan and lease losses decreased to $6.00 million compared to $7.60 million for the first six months of 2010.

The Company’s allowance for loan and lease losses was $39.1 million, or 2.17% of total loans and leases, at June 30, 2011 compared to $40.2 million, or 2.11% of total loans and leases, at June 30, 2010.

SECOND QUARTER ACQUISITIONS

On April 29, 2011, the Company, through its wholly-owned bank subsidiary, entered into purchase and assumption agreements with loss share agreements with the FDIC pursuant to which it acquired substantially all the assets and assumed substantially all the deposits and certain other liabilities of the former First Choice Community Bank with seven Georgia offices, one of which the Company subsequently closed, and the former Park Avenue Bank with eleven Georgia offices and one Florida office. During the quarter just ended, the Company recognized pre-tax bargain purchase gains of $62.8 million on these two transactions and incurred pre-tax acquisition and conversion costs of $2.92 million in connection with these acquisitions and the completion of and preparation for the systems conversions related to these and previous acquisitions. After taxes, these bargain purchase gains, net of acquisition and conversion costs, contributed approximately $36.4 million to second quarter net income, or $2.11 to diluted earnings per common share.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, July 14, 2011. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 81808668. The telephone playback will be available through July 31, 2011, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying satisfactory sites, hiring qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into additional FDIC-assisted acquisitions or problems with integrating or managing such acquisitions; opportunities to profitably deploy capital; the ability to attract new deposits, loans, and leases or retain deposits, loans and leases; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, including their effect on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related covered assets; changes in legal and regulatory requirements; changes in regular or special assessments by the FDIC for deposit insurance; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2010 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 113 offices, including 66 Arkansas offices, 29 Georgia offices, ten Texas offices, four Florida offices, two North Carolina offices, and one office each in South Carolina and Alabama. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Six Months Ended
	June 30,			June 30,
	2011	2010	% Change	2011	2010	% Change
Income statement data:
Net interest income	$42,476	$29,729	42.9%	$78,559	$56,922	38.0%
Provision for loan and lease losses	3,750	3,400	10.3	6,000	7,600	(21.1)
Non-interest income	75,058	9,127	722.4	88,048	26,493	232.3
Non-interest expense	35,200	21,110	66.7	61,392	38,581	59.1
Noncontrolling interest	13	32	(59.4)	16	43	(62.8)
Net income available to common stockholders	50,217	10,890	361.1	64,847	26,845	141.6

Common stock data:
Net income per share – diluted	$2.91	$0.64	354.7%	$3.77	$1.58	138.6%
Net income per share – basic	2.94	0.64	359.4	3.79	1.58	139.9
Cash dividends per share	0.18	0.15	20.0	0.35	0.30	16.7
Book value per share	22.53	17.25	30.6	22.53	17.25	30.6
Diluted shares outstanding (thousands)	17,232	17,053		17,203	17,009
End of period shares outstanding (thousands)	17,118	16,956		17,118	16,956

Balance sheet data at period end:
Assets	$4,026,841	$2,878,272	39.9%	$4,026,841	$2,878,272	39.9%
Loans and leases not covered by loss share	1,802,127	1,900,174	(5.2)	1,802,127	1,900,174	(5.2)
Allowance for loan and lease losses	39,124	40,176	(2.6)	39,124	40,176	(2.6)
Loans covered by loss share	908,698	124,546	629.6	908,698	124,546	629.6
ORE covered by loss share	78,047	8,541	813.8	78,047	8,541	813.8
FDIC loss share receivable	351,723	44,147	696.7	351,723	44,147	696.7
Investment securities	499,244	453,463	10.1	499,244	453,463	10.1
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	7,977	1,829	336.1	7,977	1,829	336.1
Deposits	3,170,483	2,158,571	46.9	3,170,483	2,158,571	46.9
Repurchase agreements with customers	39,403	51,677	(23.8)	39,403	51,677	(23.8)
Other borrowings	292,682	281,788	3.9	292,682	281,788	3.9
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Common stockholders’ equity	385,683	292,487	31.9	385,683	292,487	31.9
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	3,330	5,712	(41.7)	3,330	5,712	(41.7)
Loan and lease including covered loans to deposit ratio	85.50%	93.93%		85.50%	93.93%

Selected ratios:
Return on average assets*	5.24%	1.48%		3.63%	1.89%
Return on average common stockholders’ equity*	55.88	15.19		38.05	19.31
Average common equity to total average assets	9.38	9.74		9.55	9.78
Net interest margin – FTE*	5.80	5.10		5.71	5.05
Efficiency ratio	29.39	50.98		35.87	43.54
Net charge-offs to average loans and leases*(1)	0.85	0.64		0.79	0.75
Nonperforming loans and leases to total loans and leases(1)	1.09	0.87		1.09	0.87
Nonperforming assets to total assets(1)	1.39	2.12		1.39	2.12
Allowance for loan and lease losses to total loans and leases(1)	2.17	2.11		2.17	2.11

Other information:
Non-accrual loans and leases(1)	$19,599	$16,460		$19,599	$16,460
Accruing loans and leases – 90 days past due(1)	-	-		-	-
ORE and repossessions(1)	36,348	44,680		36,348	44,680
* Ratios for interim periods annualized based on actual days.
(1) Excludes loans and/or ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11	6/30/11
Earnings Summary:
Net interest income	$29,232	$28,495	$27,193	$29,729	$32,768	$33,945	$36,083	$42,476
Federal tax (FTE) adjustment	2,557	2,229	2,649	2,554	2,447	2,341	2,318	2,235
Net interest income (FTE)	31,789	30,724	29,842	32,283	35,215	36,286	38,401	44,711
Provision for loan and lease losses	(7,500)	(5,600)	(4,200)	(3,400)	(4,300)	(4,100)	(2,250)	(3,750)
Non-interest income	5,810	13,257	17,365	9,127	25,183	18,646	12,990	75,058
Non-interest expense	(15,499)	(19,001)	(17,471)	(21,110)	(23,565)	(25,274)	(26,192)	(35,200)
Pretax income (FTE)	14,600	19,380	25,536	16,900	32,533	25,558	22,949	80,819
FTE adjustment	(2,557)	(2,229)	(2,649)	(2,554)	(2,447)	(2,341)	(2,318)	(2,235)
Provision for income taxes	(2,599)	(4,472)	(6,944)	(3,488)	(9,878)	(6,303)	(6,004)	(28,380)
Noncontrolling interest	25	17	11	32	17	17	3	13
Preferred stock dividend	(1,078)	(3,048)	-	-	-	-	-	-
Net income available to common stockholders	$8,391	$9,648	$15,954	$10,890	$20,225	$16,931	$14,630	$50,217

Earnings per common share – diluted	$0.50	$0.57	$0.94	$0.64	$1.19	$0.99	$0.85	$2.91

Non-interest Income:
Service charges on deposit accounts	$3,234	$3,338	$3,202	$3,933	$4,002	$4,019	$3,838	$4,586
Mortgage lending income	672	682	527	815	1,024	1,495	681	634
Trust income	801	880	922	794	802	888	782	803
Bank owned life insurance income	495	1,729	464	534	580	574	568	575
Gains (losses) on investment securities	142	6,322	1,697	2,052	570	226	152	199
Gains (losses) on sales of other assets	(51)	(142)	(73)	38	267	571	407	705
Gains on FDIC-assisted transactions	-	-	10,037	-	16,122	8,859	2,952	62,756
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	-	-	-	271	906	1,252	1,998	2,923
Other loss share income, net	-	-	-	-	295	304	971	984
Other	517	448	589	690	615	458	641	893
Total non-interest income	$5,810	$13,257	$17,365	$9,127	$25,183	$18,646	$12,990	$75,058

Non-interest Expense:
Salaries and employee benefits	$7,823	$8,131	$8,275	$8,996	$10,539	$12,351	$11,647	$14,817
Net occupancy expense	2,558	2,156	2,421	2,416	2,782	2,999	3,106	3,775
Other operating expenses	5,091	8,686	6,748	9,587	10,111	9,764	11,211	16,172
Amortization of intangibles	27	28	27	111	133	160	228	436
Total non-interest expense	$15,499	$19,001	$17,471	$21,110	$23,565	$25,274	$26,192	$35,200

Allowance for Loan and Lease Losses:
Balance at beginning of period	$43,635	$39,280	$39,619	$39,774	$40,176	$40,250	$40,230	$39,225
Net charge-offs	(11,855)	(5,261)	(4,045)	(2,998)	(4,226)	(4,120)	(3,255)	(3,851)
Provision for loan and lease losses	7,500	5,600	4,200	3,400	4,300	4,100	2,250	3,750
Balance at end of period	$39,280	$39,619	$39,774	$40,176	$40,250	$40,230	$39,225	$39,124

Selected Ratios:
Net interest margin - FTE*	4.80%	4.89%	4.99%	5.10%	5.31%	5.35%	5.61%	5.80%
Efficiency ratio	41.22	43.20	37.01	50.98	39.02	46.01	50.97	29.39
Net charge-offs to average loans and leases*(1)	2.38	1.08	0.86	0.64	0.88	0.87	0.72	0.85
Nonperforming loans and leases/total loans and leases(1)	1.00	1.24	1.02	0.87	0.90	0.75	0.77	1.09
Nonperforming assets/total assets(1)	2.88	3.06	2.68	2.12	1.85	1.72	1.62	1.39
Allowance for loan and lease losses to total loans and leases(1)	2.03	2.08	2.11	2.11	2.13	2.17	2.17	2.17
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(1)	1.77	1.99	1.70	1.80	1.90	2.02	2.19	2.47

* Annualized based on actual days.
(1) Excludes loans and/or ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis (Dollars in Thousands) Unaudited

	Quarter Ended			Six Months Ended
	June 30, 2011			June 30, 2011
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$ 3,178	$25	3.16%	$2,092	$28	2.66%
Investment securities:
Taxable	131,223	1,057	3.23	86,977	1,484	3.44
Tax-exempt – FTE	340,696	6,368	7.50	346,103	12,972	7.56
Loans and leases – FTE	1,814,949	28,052	6.20	1,821,998	55,935	6.19
Covered loans*	802,371	17,607	8.80	676,111	29,030	8.66
Total earning assets – FTE	3,092,417	53,109	6.89	2,933,281	99,449	6.84
Non-earning assets	751,287			665,309
Total assets	$3,843,704			$3,598,590

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,527,094	$2,516	0.66%	$1,433,168	$4,783	0.67%
Time deposits of $100,000 or more	524,381	1,239	0.95	502,693	2,474	0.99
Other time deposits	581,600	1,436	0.99	522,541	2,715	1.05
Total interest bearing deposits	2,633,075	5,191	0.79	2,458,402	9,972	0.82
Repurchase agreements with customers	40,213	57	0.57	41,396	118	0.58
Other borrowings	294,042	2,718	3.71	295,683	5,389	3.68
Subordinated debentures	64,950	432	2.67	64,950	858	2.66
Total interest bearing liabilities	3,032,280	8,398	1.11	2,860,431	16,337	1.15
Non-interest bearing liabilities:
Non-interest bearing deposits	396,788			355,516
Other non-interest bearing liabilities	50,749			35,525
Total liabilities	3,479,817			3,251,472
Common stockholders’ equity	360,459			343,686
Noncontrolling interest	3,428			3,432
Total liabilities and stockholders’ equity	$3,843,704			3,598,590

Net interest income – FTE		$44,711			$83,112
Net interest margin – FTE			5.80%			5.71%

* Covered loans are loans covered by FDIC loss share agreements.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217